Exhibit 99.1

FOR IMMEDIATE RELEASE

VAN BUREN, ARKANSAS APRIL 22, 2004

USA Truck, Inc. (NASDAQ NMS: USAK) today announced record quarterly operating revenues, before fuel surcharge, of $79,506,000 for the quarter ended March 31, 2004, an increase of 21.0% from $65,714,000 for the same quarter of 2003. Net income increased to $997,000 for the first quarter of 2004, compared to a net loss of $1,148,000 for the same quarter of 2003. Diluted net income per share for the quarter ended March 31, 2004 increased to $0.11 compared to a net loss of $0.12 for the same quarter of 2003.

The following table summarizes the earnings information of USA Truck, Inc. (“Company”):

(in thousands, except per share amounts)

	Quarter Ended March 31,
	2004	2003
Revenue:
Revenue, before fuel surcharge	$79,506	$65,714
Fuel surcharge	4,097	3,673

Total revenue	83,603	69,387
Operating expenses and costs:
Salaries, wages and employee benefits	29,483	25,818
Fuel and fuel taxes	17,930	15,391
Depreciation and amortization	8,440	7,450
Operations and maintenance	6,855	5,740
Purchased transportation	6,559	5,534
Insurance and claims	5,952	5,402
Operating taxes and licenses	1,310	1,031
Communications and utilities	786	677
Gain on disposal of revenue equipment	(41)	(4)
Other	3,316	2,891

	80,590	69,930

Operating income (loss)	3,013	(543)
Other expenses (income):
Interest expense	715	690
Other, net	(9)	12

	706	702

Income (loss) before income taxes	2,307	(1,245)
Income tax expense (benefit)	1,310	(97)

Net income (loss)	$997	$(1,148)

Per share information:
Average shares outstanding (Basic)	9,333	9,321

Basic net income (loss) per share	$0.11	$(0.12)

Average shares outstanding (Diluted)	9,384	9,321

Diluted net income (loss) per share	$0.11	$(0.12)

Key Operating Statistics:

	Quarter Ended March 31,
	2004	2003
Total miles (loaded & empty)	62,318,695	54,119,597
Empty mile factor	8.71%	9.17%
Revenue per mile(1)	$1.276	$1.214
Average number of tractors	2,102	1,898
Miles per tractor	29,647	28,514
Average miles per tractor per week	2,316	2,263
Miles per trip(2)	832	851
Number of shipments(3)	77,820	65,282
Operating ratio(4)	96.2%	100.8%

(1)	Revenue per mile is based upon revenue, before fuel surcharge.
(2)	Miles per trip is based upon shipments for which we use our own tractors to transport our customers’ freight.
(3)	Number of shipments includes shipments for which we use our own tractors and brokerage and third party logistics services where we engage other carriers to transport our customers’ freight.
(4)	Operating ratio is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge.

In comparing the financial results of the quarter ended March 31, 2004 to the quarter ended March 31, 2003, Robert M. Powell, Chairman and CEO of the Company, made the following statement:

We are pleased to announce our strongest first quarter earnings results since 1999. We have worked very hard over the past few years to improve our operating performance, both in revenue and expenses. This quarter’s results reflect those improvements as well as the firm freight demand we experienced throughout North America during the quarter.

Our revenue, before fuel surcharge, grew by 21.0% to a record $79.5 million. We are encouraged to have generated that growth despite expanding our average tractor fleet by only 10.7%. The additional revenue growth beyond the fleet growth was made possible by increased tractor miles per week (+2.3%), lower empty miles (8.71% vs. 9.17%) and significantly improved revenue per mile before fuel surcharge (+5.1%). The revenue per mile improvement was bolstered by the growth of our brokerage and third party logistics services, which have no miles associated with them because our tractors are not used.

We saw improvements in most of our operating expense line items as a percent of revenue. The higher tractor miles per week and revenue per mile before fuel surcharge were the primary components of those improvements. However, more stringent cost controls contributed as well. While the results are encouraging, we are still dissatisfied with the overall performance in terms of operating ratio and earnings. We are studying several areas in particular that concern us and are impediments to our return to our historical margins.

Fuel cost continues to be a challenge as price volatility persists. We are pleased, however, with the improved efficiency of our fuel surcharge program. We recovered 84% of the increased cost per gallon above our internal standard of $1.10 during the first quarter of this year compared to 76% in the first quarter of last year. Though our fuel surcharge program helps to mitigate the impact of high fuel prices, it cannot offset it completely because customers do not pay for empty and out-of-route miles. The beneficial effect of the improved fuel surcharge efficiency was partially offset by 3.3% degradation in fleet fuel economy resulting primarily from the exhaust gas recirculation (“EGR”) engines, which represented approximately 50% of our fleet at quarter-end. In fact, the EGR engines are proving to be expensive to operate and have slowed the decrease in maintenance expense that we have begun to experience as our average fleet age has been reduced over the past four quarters.

We continue to experience insurance and claims expense above our historical levels as a result of accident frequency and severity and ensuing litigation costs. We are concentrating significant resources on safety prevention and litigation management to counteract this issue. Also, qualified driver availability continues to be tight. However, we were successful in hiring enough qualified drivers in the first quarter, but it was expensive.

Overall, we are pleased with the trends developing on our income statement and look forward to further improvement as 2004 unfolds.

This press release contains forward-looking statements and information that are based on our current beliefs and expectations and assumptions we have made based upon information currently available. Forward-looking statements include statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources, and may be identified by words such as “will,” “could,” “should,” “may,” “believe,” “expect,” “intend,” “plan,” “schedule,” “estimate,” “project” and similar expressions. These statements are based on current expectations and are subject to uncertainty and change. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will be realized. If one or more of the risks or uncertainties underlying such expectations materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. Among the key factors that are not within our control and that have a direct bearing on operating results are increases in fuel prices, adverse weather conditions, increased regulatory burdens and the impact of increased rate competition. Our results have also been, and will continue to be, significantly affected by fluctuations in general economic conditions, as our tractor utilization is directly related to business levels of shippers in a variety of industries. In addition, shortages of qualified drivers and intense or increased competition for drivers have adversely impacted our operating results and our ability to grow and will continue to do so. Results for any specific period could also be affected by various unforeseen events, such as unusual levels of equipment failure or vehicle accident claims. Additional risks associated with our operations are discussed in our SEC filings, including our annual report on Form 10-K and our quarterly reports on Form 10-Q.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

References to the “Company”, “we”, “us”, “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

USA Truck is a medium haul, dry van truckload carrier transporting general commodities throughout the continental United States and between locations in the United States and Canada. We transport general commodities into Mexico by transferring trailers at our facility in the gateway city of Laredo, Texas. We also provide third-party logistics and freight brokerage services.

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Contact: CLIFF BECKHAM, Chief Financial Officer—(479) 471-2633